Exhibit (2)(r)(2)

Policy 37

Rule 17j-1 Code of Ethics

A. Overview

This Code of Ethics (the “Code”) has been adopted by the Board of Trustees, including a majority of the Independent Trustees, in accordance with Rule 17j-1 under the Investment Company Act. The Code is designed to ensure that those individuals with access to information regarding the portfolio securities activities of the Fund do not intentionally use that information for their personal benefit and to the detriment of the Fund. It is not the intention of this Code to prohibit personal securities activities by Access Persons125 provided that such activities comply with the Code prohibitions and restrictions. All Access Persons of the Fund are covered under this Code.

A separate compliance manual and code of ethics that complies with both Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act governs the Adviser (the “Adviser Code of Ethics”).

Any Access Person who is subject to the Adviser Code of Ethics is subject to the reporting and pre-approval requirements under the Adviser Code of Ethics and not under this Code.

B. General Principles

Rule 17j-1(b) makes it unlawful for any affiliated person of or principal underwriter for the Fund, or any affiliated person of an investment adviser or principal underwriter for the Fund (which includes its officers, trustees, employees and associated persons), in connection with the purchase and sale (directly or indirectly) by such person of a Security Held or to be Acquired by the Fund, to:

1. employ any device, scheme or artifice to defraud the Fund;

2. make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3. engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4. engage in any manipulative practice with respect to the Fund.

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above. The interests of the Fund and its shareholders and investors are paramount and come before the interests of any Access Person. Personal investing activities of all Access Persons must be conducted in a manner that avoids actual or potential conflicts of interest with the Fund and its shareholders and must comply with the prohibitions and restrictions noted below, unless otherwise excepted under this Code. Access Persons shall not use their positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Fund and its shareholders.

[1]	Capitalized terms used in this Code are defined in Section H of this policy (“Definitions”).

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C. Reporting Requirements

To enable the Fund to determine with reasonable assurance whether the provisions of Rule 17j -1 and this Code are being observed by its Access Persons, it is the general policy of the Fund that Access Persons may trade securities in which they have any direct or indirect Beneficial Ownership only if they comply with the Fund’s reporting requirements outlined herein.2

1. Applicability of Reporting Requirements

An Independent Trustee who would be required to make a report solely by reason of being a Trustee of the Fund, need not make:

(a) an Initial Holdings Report or an Annual Holdings Report; or

(b) a Quarterly Transaction Report,

unless the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Fund, should have known that, during the 15-day period immediately preceding or after the Independent Trustee’s transaction in a Covered Security, a Fund purchased or sold such Covered Security or a Fund considered purchasing or selling the Covered Security.3 Any Access Person that is subject to the Adviser Code of Ethics is subject to the reporting requirements under the Adviser Code of Ethics in lieu of this Code.

2. Initial and Annual Holdings Report

No later than 10 days after becoming an Access Person, each Access Person is required to provide an initial report of all Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership (the “Initial Holdings Report”).4 At least annually, each Access Person is required to provide a complete listing of all Covered Securities owned by the Access Person (the “Annual Holdings Report”).5

The Initial Holdings Report and Annual Holdings Report are required to contain the following information:

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Any report required to be submitted pursuant to this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership interest in the securities to which the report relates. Reports under this Code shall not relieve any Access Person from responsibility to report other information required to be reported by law or to comply with other applicable requirements of the federal and state securities laws and other laws.

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The “should have known” standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed in meeting any of the Fund’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Fund’s portfolio holdings, market considerations, or the Fund’s investment policies and objectives or investment restrictions.

[4]	The Initial Holdings Report must be current as of a date not more than 45 days prior to the date of becoming an Access Person.
[5]	The Annual Holdings Report must be current as of a date no more than 45 days prior to the date each subsequent annual report is submitted.

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(a) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

(b) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(c) The date the report is submitted by the Access Person.

3. Quarterly Transaction Report

No later than 30 days following the end of each calendar quarter, each Access Person is required to provide a report of (i) all transactions that occurred during the quarter in Covered Securities in which the Access Person had any direct or indirect Beneficial Ownership, and (ii) all accounts in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person (the “Quarterly Transaction Report”).

(a) The Quarterly Transaction Report is required to include the following information for transactions that occurred during the quarter:

(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Covered Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

(b) The Quarterly Transaction Report is required to include the following information for the listing of accounts that held Covered Securities during the quarter:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

4. Exceptions from Reporting Requirements

Access Persons are not required to submit:

(a) Any report with respect to Covered Securities held in accounts over which the Access Person had no direct or indirect influence or control;

(b) A quarterly report if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser and/or information in the Fund or the Adviser’s records.

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(c) Reports otherwise required by this section, if the Access Person is also an Access Person of the Adviser, provided that either: such person submits to the Adviser reports required by the Adviser’s code of ethics containing substantially the same information as called for in the reports required by this section; or the information in such report would duplicate information required to be recorded under Rule 204-2(a)(13) under the Advisers Act.

(d) A quarterly report with respect to transactions effected pursuant to an Automatic Investment Plan.

D. Investments in Initial Public Offerings and Limited Offerings

Investment Personnel are prohibited from directly or indirectly acquiring Beneficial Ownership in any security in an Initial Public Offering. Investment Personnel must obtain pre-approval before directly or indirectly acquiring Beneficial Ownership in any securities in a Limited Offering.

E. Report to the Board

No less frequently than annually, the Fund and any investment adviser, sub-adviser or affiliated principal underwriter6 of the Fund must furnish to the Board, and the Board must consider, a written report that:

Describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and

Certifies that the Fund, investment adviser, sub-adviser or affiliated principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

F. Approval Requirements

This Code and any material changes must be approved by the Board, including by a majority of the Independent Trustees. Before initially retaining any investment adviser, sub-adviser or principal underwriter for the Fund, the Fund’s Board must approve the code of ethics of the relevant entity (unless the entity is not required by Rule 17j-1 to adopt a code of ethics), and must approve any material change to that code of ethics within six months after the adoption of the change, unless excepted under Rule 17j-1. Each such approval must be based on a determination that the relevant code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1(b). Before approving a code of ethics or any amendment thereto, the Board must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent Access Persons from violating the applicable code of ethics.

G. Recordkeeping

The Fund shall maintain the following records at its principal place of business in an easily accessible place:

1. A copy of this Code and any other code that is, or at any time within the past five years has been, in effect;

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These reporting requirements do not apply to a principal underwriter of a Fund unless: (1) the principal underwriter is an affiliated person of the Fund or an investment adviser (or sub-adviser) of the Fund; or (2) an officer, director/trustee or general partner of the principal underwriter serves as an officer, director/trustee or general partner of the Trust or of a Fund’s investment adviser (or sub-adviser). See Rule 17j-1(c)(3) under the Investment Company Act

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2. a record of any violation of this Code, and of any action taken as a result of the violation, for at least five years after the end of the fiscal year in which the violation occurs;

3. a copy of each report to the Board and each report, including any information provided in lieu of the report, made by an Access Person pursuant to this Code for at least five years after the end of the fiscal year in which the report is made or the information is provided;

4. a list of all Access Persons who are, or within the past five years have been, required to submit reports under this Code;

5. a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section V of this Code, for at least five years after the end of the fiscal year in which the approval is granted.

H. Definitions

1. Access Person

(a) Any Trustees and officers of the Fund;

(b) Each employee (if any) of the Fund (or of any company in a Control relationship with the Fund) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(c) Any natural person in a Control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

2. Automatic Investment Plan

A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

3. Beneficial Ownership

The right to the economic benefits of a security, including all securities in which a person, through any contract, arrangement, understanding, relationship or otherwise, has a direct or indirect economic or pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held in any account that by reason of any contract, arrangement, or understanding provides a person with a pecuniary interest or with sole or shared voting or investment discretion. Pecuniary interest shall include the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

4. Control

Has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

5. Covered Security

Any security (as defined in Section 2(a)(36) of the Investment Company Act), except that it does not include:

(a) Direct obligations of the Government of the United States;

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(b) Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and

(c) Shares issued by an open-end investment company registered under the Investment Company Act.

6. Initial Public Offering

An offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

7. Investment Personnel

(a) Any employee of the Fund (if any) or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and

(b) Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

The Independent Trustees are not Investment Personnel.

8. Limited Offering

An offering that is exempt from registration under the Securities Act pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to rule 504, or rule 506 under the Securities Act.

9. Security held or to be acquired by a Fund

(a) Any Covered Security which, within the most recent 15 days:

(i) Is or has been held by the Fund; or

(ii) Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

(b) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (a).

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